Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated April 28, 2010

                                   -------------------------------------------
                                   DGP    PowerShares DB Gold Double Long ETN
                                   DGZ    PowerShares DB Gold Short ETN
                                   DZZ    PowerShares DB Gold Double Short ETN
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ETN and index data as of March 31, 2010

Description
The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP),
PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and PowerShares
DB Gold Double Short Exchange Traded Note (Symbol: DZZ) (collectively, the
"PowerShares DB Gold ETNs") are the first exchange-traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the PowerShares DB Gold ETNs are based on a total return version of the
Deutsche Bank Liquid Commodity Index -- Optimum Yield Gold(tm).
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PowerShares DB Gold ETN and Index Data

Ticker symbols
Gold Double Long                                DGP
Gold Short                                      DGZ
Gold Double Short                               DZZ

Intraday indicative value symbols
Gold Double Long                              DGPIV
Gold Short                                    DGZIV
Gold Double Short                             DZZIV

CUSIP symbols
Gold Double Long                          25154H749
Gold Short                                25154H731
Gold Double Short                         25154H756

Details
ETN price at initial listing                 $25.00
Inception date                              2/27/08
Maturity date                               2/15/38
Yearly investor fee                           0.75%
Listing exchange                          NYSE Arca
Index symbol                                 DGLDIX

Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

                              [GRAPHIC OMITTED]

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ETN Performance and Index History (%)(1)

                             1 Year    3 Year     5 Year   10 Year  ETN Inception
ETN Performance
Gold Double Long              36.03        --         --        --           3.33
Gold Short                   -20.26        --         --        --         -10.64
Gold Double Short            -39.23        --         --        --         -24.82

Index History
Deutsche Bank Liquid
 Commodity Index --
 Optimum Yield Gold
  +2x Levered                 36.03     26.24         --        --           3.33
Deutsche Bank Liquid
 Commodity Index --
 Optimum Yield Gold
  -1x Levered                -20.26    -16.75         --        --         -10.64
Deutsche Bank Liquid
 Commodity Index --
 Optimum Yield Gold
  -2x Levered                -39.23    -34.97         --        --         -24.82

Comparative Indexes(2)
SandP 500                     49.77     -4.17         --        --          -5.00
Barclays Capital U.S.
 Aggregate                     7.69      6.14         --        --           5.62
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Source: DB, Bloomberg
(1) Index history is for illustrative purposes only and does not represent actual PowerShares DB Gold ETN performance. The inception date of the Deutsche
Bank Liquid Commodity Index - Optimum Yield Gold(tm) is May 24, 2006. Index
history is based on a combination of the monthly returns from the Deutsche Bank
Liquid Commodity Index -- Optimum Yield Gold Excess Return(tm) (the "Gold Index")
plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Gold ETNs, less the investor fee. The Gold Index is intended to reflect changes in the market value of certain gold futures contracts and is comprised of a single unfunded gold futures contract. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.
Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Gold ETN performance, go to dbfunds.db.com/notes.

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                                       DGP   PowerShares DB Gold Double Long ETN
                                       DGZ   PowerShares DB Gold Short ETN
                                       DZZ   PowerShares DB Gold Double Short ETN
                                       ------------------------------------------
Index data as of March 31, 2010
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Volatility (%)(1,2)
                              Index        Index       Index
                                +2x          -1x         -2x
1 Year                        41.88        20.94       41.88
3 Year                        45.58        22.79       45.61
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3-Year Historical Correlation(1,2)
                              Index        Index       Index
                                +2x          -1x         -2x
SandP 500                     0.101       -0.103      -0.102
Barclays
  Capital U.S.
  Aggregate                   0.511       -0.513      -0.512
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Annual Index Performance (%)(1)
                              Index        Index       Index
                                +2x          -1x         -2x
2006                          36.10       -13.51      -31.15
2007                          55.01       -17.62      -36.18
2008                          -6.08        -9.59      -25.60
2009                          43.86       -22.65      -42.95
2010 YTD                       2.58        -1.68       -3.30
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What are the PowerShares DB Gold ETNs?
The PowerShares DB Gold ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are linked to a total return version of the Deutsche Bank Liquid Commodity Index -- Optimum Yield Gold(tm). The Index is
designed to reflect the performance of certain gold futures contracts.

Investors can buy and sell the PowerShares DB Gold ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem the PowerShares DB Gold ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.
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Benefits and Risks of PowerShares DB Gold ETNs
ETNs are some of the more benefit-rich investment vehicles available in the marketplace today.

Benefits                                        Risks
[] Leveraged and short notes                    [] Non-principal  protected
[] Relatively low cost                          [] Leveraged losses
[] Intraday access                              [] Subject to an investor fee
[] Listed                                       [] Limitations on repurchase
[] Transparent                                  [] Concentrated exposure
[] Tax treatment(3)                             [] Credit risk of the issuer
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(2) The SandP 500(R) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index(TM) is
an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns
..
(3) Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax adviser.

Long, Short, and Leveraged exposure to commodities has never been easier.(SM)

Deutsche Bank AG, London Branch has filled a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filled by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983
0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering
..
The PowerShares DB Gold ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments.

Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested)
is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Gold ETNs are senior unsecured obligations of Deutsche Bank
AG, London Branch, and the amount due on the PowerShares DB Gold ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares
DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the
PowerShares DB Gold ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Gold ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Gold ETNs is zero, your Investment will expire worthless.
The PowerShares DB Gold ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Gold ETNs that you may redeem directly with Deutsche Bank AG,
London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Gold ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Gold ETNs are concentrated in gold. The market value of the
PowerShares DB Gold ETNs may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Gold ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Gold Double Long ETN and PowerShares DB Gold Double Short
ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Gold ETNs' investment objectives, risks, charges and expenses carefully before investing.
An investment in the PowerShares DB Gold ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

[C] 2010 Invesco PowerShares Capital Management LLC
P-DBGOLD-ETN-PC-1 04/10

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